Exhibit 2.1

Plan of Reorganization

A group reorganization was carried out in November 2021 to rationalize the structure of Majestic Ideal Holdings Limited and its subsidiary companies in preparation for the listing of the Company's shares.

The group reorganization involves:

(i).	the incorporation of the Company in the Cayman Islands;

(ii).	the incorporation of Nifty Holdings Limited (“Nifty”) in the British Virgin Islands (the “BVI”); and

(iii).	the interspersion of the Company and Nifty between Action Holdings Limited, a company incorporated in the BVI and Multi Ridge (Asia) Limited (“Multi Ridge”), a company incorporated in Hong Kong.

Upon the group reorganization, the details of the subsidiary companies are as follows:

Name	Background	Ownership
Nifty	● A British Virgin Islands company ● Incorporated on November 23, 2021 ● An intermediate holding company ● Share capital of US$100	100% owned by MIHL

Multi Ridge	● A Hong Kong company ● Incorporated on October 11, 2013 ● An intermediate holding company ● Share capital of HK$100	100% owned by Nifty

New Brand	● A PRC limited liability company ● Established on February 14, 2014 ● Registered capital of RMB8,000,000 ● Engaged in apparel SCM services	100% owned by Multi Ridge